Exhibit 21.1

 SUBSIDIARIES OF RADICA GAMES LIMITED


                                               State or Country
     Name of Subsidiary                       in Which Organized

     UNITED STATES

     Radica Enterprises Ltd                       Nevada
     (Operates as Radica USA Ltd)
       - Radica UK Ltd                            UK
       - Radica Canada Ltd                        Canada

     Disc., Inc.                                  Nevada



     INTERNATIONAL

     Radica Limited                               Hong Kong
     - Radica China Ltd                           British Virgin Islands
       - Dongguan Radica Games                    People's Republic of China
          Manufactory Co. Ltd
     - RadMex S.A. de C.V. (dormant)              Mexico

     Radica Sales (HK) Ltd                        Hong Kong